                                                                      EXHIBIT 11




              PRO FORMA NET INCOME (LOSS) PER SHARE CALCULATION


                                                                                       Pro Forma
                                                                           ---------------------------------
                                                                           Year ended             Year ended
                                                                           12/31/1995             12/31/1996
                                                                           ----------             ----------
Weighted average common shares outstanding:
Average shares outstanding during the period (1)                           11,364,394             11,364,394
Options issued in place of Phantom Membership Plan                          1,007,362              1,052,739
Cheap stock options (2)                                                       366,188                380,973
Common shares issuable to MCI in conversion (3)                             2,841,099              2,841,099
Common shares issued in the offering                                          -                      846,790
Option Plans                                                                  -                       23,013
                                                                          -----------         --------------
Total weighted average common shares                                       15,579,043             16,509,008
                                                                          ===========         ==============

Pro forma net income (loss) applicable to common shares:
Pro forma net income (loss)                                               $ 4,729,000         $  (20,769,000)
Increase in earnings, net of taxes, resulting from
  the MCI conversion                                                          816,000              1,139,000
                                                                          -----------         --------------
Pro forma net income (loss)                                               $ 5,545,000         $  (19,630,000)
                                                                          ===========         ==============
Pro forma net income (loss) per common share                              $      0.36         $        (1.19)
                                                                          ===========         ==============


(1) After considering the Merger in conjunction with the Company's initial public offering.
(2) Pursuant to Staff Accounting Bulletin Topic 4:D. stock options granted and stock issued within one year of the initial public offering have been included in the calculation of weighted average shares outstanding using the treasury stock method based on an assumed initial public offering price of $16.00 and have been treated as outstanding for all reported periods.
(3) Assumes such transactions occurred on January 1, 1995.